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                                INTERIORS, INC.
                             320 WASHINGTON STREET
                             MT. VERNON, NY 10553

                                                    February 7, 1997

BH Funding, LLC
750 Lexington Avenue
New York, New York 10022

                   Re:       Consulting Agreement

Gentlemen:

         This Agreement is to confirm our understanding with respect to the rendering by you (the "Consultant") of certain consulting services to Interiors, Inc. ("Interiors"), upon the terms and conditions set forth below.

         1. Payment by Interiors. As full and total consideration for the services provided by you to Interiors, Interiors shall issue to you one hundred thousand (100,000) shares of Interiors Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and one hundred thousand (100,000) shares of Interiors Common Stock, par value $.001 per share (the "Common Stock") for services rendered hereunder. Interiors shall cause the Preferred Stock and the Common Stock to be issued to Consultant on the date hereof.

         2. Consultant's Obligations.

         (a) Consultant agrees to provide Interiors with such consulting services as requested by Interiors relating to the capital structure to the Company's relationship with Decor Group, Inc. ("Decor"), integration and assimilation of Artisan House, Inc. ("Artisan"), into and with Decor, finalization of the acquisition by Decor of Artisan, and the appraisal and valuation of Decor's securities held by the Company. Consultant agrees to provide consulting services to Interiors during the term of this agreement, and to utilize the best of his ability and experience at all times and to loyally and conscientiously perform all the duties and obligations required of him expressly or implicitly by the terms of this Agreement.

         (b) Consultant acknowledges that all information, documents, customer lists, patents, trademarks, copyrights, materials, specifications, business strategies or any other ideas which directly relate to the business of Interiors (referred to herein as "Confidential Information") whether prepared or generated by Consultant, or Interiors pursuant to this Agreement or otherwise in the possession or knowledge of Consultant prior to the date hereof or coming into possession or knowledge of Consultant during the term of this Agreement shall be the exclusive, confidential property of Interiors, except to the extent expressly authorized in writing by Interiors for


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dissemination. From the effective date of this Agreement through and including the twenty-fourth months following the termination of this Agreement or any extension thereof (the "Restricted Period"), Consultant shall not disclose any of such Confidential Information to any third party without the prior written consent of Interiors and shall take all reasonable steps and actions necessary to maintain the confidentiality of such Confidential Information.

         (c) Consultant recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Interiors that Consultant agree, and accordingly, Consultant does hereby agree, that he shall not, directly or indirectly, at any time during the Restricted Period engage in any way or be related to the business of creating, manufacturing, distributing or selling products that are competitive to those offered by Interiors and its subsidiaries, either on his own behalf or as an affiliate, consultant, employee, owner, agent, independent contractor, or co-venturer of any third party;

         (d) Consultant agrees that he shall not, directly or indirectly, at any time during the Restricted Period:

                  (i) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Interiors; or

                 (ii) solicit any customers or suppliers of Interiors.

         3. Term of Agreement. Interiors hereby agrees to retain Consultant to act in a consulting capacity to Interiors and Consultant hereby agrees to provide personal consulting services to Interiors, commencing on the date hereof and ending on the seventh anniversary of the date hereof (the "Termination Date"), unless mutually consented to in writing.

         4. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor and not as an employee, officer or other agent of Interiors. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.

         5. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law, and the parties irrevocably agree to submit any controversy or claim arising out of or relating to this Agreement to binding arbitration conducted in the State of New York, City of New York, in accordance with the rules of the American Arbitration Association in New York City. This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.


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         If this Agreement accurately reflects your understanding of our agreement, kindly sign the enclosed copy of this letter on the space provided below and return it to me at your earliest convenience.

                                                     Very truly yours,

                                                     Interiors, Inc.

                                                     /s/ Max Munn
                                                     _______________________
                                                     Max Munn
                                                     Chairman of the Board

Agreed to and Accepted as of
the Date First Written Above:

BH FUNDING, LLC



By: /s/ Randolph Pace
    _____________________________


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